Exhibit 4.78

Execution Copy

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Share Purchase Agreement

Beijing Yize Data Science & Technology Co., Ltd

Shanghai Rongyu Investment Management Center (Limited Partnership)

Shuntou (Tianjin) Technology Development Partnership (Limited Partnership)

Tianjin Rongxin Business Management Partnership (Limited Partnership)

Tibet Lingyu Venture Capital Management Co., Ltd

And

Zhongyunxin Science & Technology Co., Ltd

Beijing Zhongyunxin Shunyi Data Science & Technology Co., Ltd

Tianjin Zhongyunxin Data Co., Ltd

February 26, 2021

CONTENTS

RECITALS		2
1	Definition	2
2	Sale and Purchase of Shares	6
3	Purchase Price and Payment	7
4	Closing	10
6	Representations and Warranties	14
7	Pre-Closing Covenants	16
8	Post-Closing Covenants	18
9	Exclusivity	20
10	Confidentiality	21
11	Liabilities for Breach	21
12	Miscellaneous	22

This Share Purchase Agreement (this “Agreement”), dated as of February 26, 2021 is entered into by and among：

(1)

Beijing Yize Data Science & Technology Co., Ltd, a limited liability company incorporated and existing under the laws of the PRC, whose registered office is Room 108, 1 / F, 101-2 / F, building 9, yard 189, zhaoquanying section, Changjin Road, Shunyi District, Beijing (the “Purchaser”)；

(2)

Shanghai Rongyu Investment Management Center (Limited Partnership), a limited partnership incorporated and existing under the laws of the PRC, whose registered office is Room 336, no.4-5, Lane 37, Zhangjiabang Road, China (Shanghai) Pilot Free Trade Zone (the “Shanghai Rongyu”)；

(3)

Shuntou (Tianjin) Technology Development Partnership (Limited Partnership), a limited partnership incorporated and existing under the laws of the PRC, whose registered office is Room 103, No.1 Second Street, Airport International Logistics Zone, Tianjin Pilot Free Trade Zone (Airport Economic Zone) (the “Tianjin Shuntou”)；

(4)

Tianjin Rongxin Business Management Partnership (Limited Partnership), a limited partnership incorporated and existing under the laws of the PRC, whose registered office is Room 103, No.1 Second Street, Airport International Logistics Zone, Tianjin Pilot Free Trade Zone (Airport Economic Zone) (the “Tianjin Rongxin”)；

(5)

Tibet Lingyu Venture Capital Management Co., Ltd, a limited liability company incorporated and existing under the laws of the PRC, whose registered office is No.3-024, Industrial Park, Weilongdeqing District, Lhasa City, Tibet Autonomous Region (the “Tibet Lingyu”,together with Shanghai Rongyu, Tianjin Shuntou, Tianjin Rongxin, the “Sellers”, each the “Seller”);

(6)

Zhongyunxin Science & Technology Co., Ltd, a limited liability company incorporated and existing under the laws of the PRC, whose registered office is Room 1505, 13 / F, 11 Caihefang Road, Haidian District, Beijing (the “Target Company ”);

(7)

Tianjin Zhongyunxin Data Co., Ltd, a limited liability company incorporated and existing under the laws of the PRC, whose registered office is Room 103, No.1 Second Street, Airport International Logistics Zone, Tianjin Pilot Free Trade Zone (Airport Economic Zone) (the “Zhongyunxin Data ”); and

(8)

Beijing Zhongyunxin Shunyi Data Science & Technology Co., Ltd, a limited liability company incorporated and existing under the laws of the PRC, whose registered office is Courtyard 12, Xiying Road, Zhaofeng industrial base, Zhaoquanying Town, Shunyi District, Beijing (the “Project Company ”).

The above mentioned parties are hereinafter collectively referred to as the “Parties” and each a “Party”.

RECITALS

The Target Company is a company incorporated and existing under the laws of the PRC (the particulars of which are set out in Part One of Exhibit A). The Project Company, as one of the subsidiaries of the Target Company, owns the relevant assets of a data center located at No. 12 Xiying Road, Shunyi District, Beijing (the “Data Center”).

The Sellers hold all the shares of the Target Company. Subject to and in accordance with the terms and conditions of this Agreement, the Sellers intend to sell and transfer, and the Purchaser intends to purchase and acquire, in reliance upon, inter alia, the representations, warranties, covenants and undertakings set out in this Agreement, the shares owned by the Target Company representing one hundred percent (100%) of the registered capital of the Target Company (the “Shares”), and indirectly own hundred percent (100%) of the registered capital of the Project Company (the transactions are referred to as the “Proposed Transaction”).

In order to achieve the overall acquisition of the Data Center, the Purchaser’s Affiliate(s) and the existing shareholders (and other related parties) of Tianjin Zhongyunxin (as defined below) signed the Tianjin Zhongyunxin Share Purchase Agreement (as defined below) for purchase of all shares in Tianjin Zhongyunxin.

Agreement

NOW, THEREFORE, the Parties hereto agree as follows:

1	Definition
1.1	Certain Defined Terms

In this Agreement, unless the context otherwise requires, the below capitalized terms shall have the following meanings:

[REDACTED]

“Warranties” means the representations and warranties made by the Sellers set out in Exhibit C, and each a “Warranty”.

“Confidential Information” has the meaning set forth in Article 10.2.

“Security Deposit” has the meaning set forth in Article 3.3(2).

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect.

“Affiliate” means, with respect to any given Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first mentioned Person.

“SAIC” means the State Administration of Industry and Commerce and/or its local counterparts, as the case may be.

“National Trust” means National Trust Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, whose registered address is No. 1, Yard 18, Binhe Road, West Anwai, Dongcheng District, Beijing.

“Huasheng Xingye” means Beijing Huasheng Xingye Real Estate Development Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, whose registered address is Room 508-565, Xitiangezhuang Town Government Office Building, No.8 Xitong Road, Economic Development Zone, Miyun District, Beijing.

“Huaxin Trust” means Huaxin International Trust Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, whose registered address is 11th Floor, Block B, Huadian Building, No. 2 Xuanwumen Nei Street, Xicheng District, Beijing.

“Closing” means the completion of the Proposed Transaction.

“Closing Date” has the meaning set forth in Article 4.1.

“Pre-Closing Restructuring” has the meaning set forth in Article 2.

“Purchase Price Payable for Closing” has the meaning set forth in Article 3.3 (1).

“Accounts Receivable for Closing” has the meaning set forth in Article 3.1.

“Long-Stop Date” has the meaning set forth in Article 4.2.

“Customer Contracts” has the meaning set forth in Article 5.1 (10).

“CIETAC” has the meaning set forth in Article 12.2.

“Transaction Documents” means this Agreement and any and all documents executed after the signing of this Agreement for the completion of the Proposed Transaction contemplated in this Agreement.

“Earn-out Amount” has the meaning set forth in Article 8.6.

“Control” means, with respect to any Person: (i) the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership; (ii) or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the shareholders of such Person; or (iii) power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has meaning correlative to the foregoing.

“Closing Liquidated Damages for Purchaser” has the meaning set forth in Article 4.2.

“Closing Liquidated Damages for Seller” has the meaning set forth in Article 4.2.

“Subsidiaries of the Target Company” means the Zhongyunxin Data, the Project Company and the Tianjin Zhongyunxin Shunyi in which the Target Company directly or indirectly holds equity interest.

“Exclusivity Period” has the meaning set forth in Article 9.

“Disclosure Schedule” means the disclosure schedule made by the Sellers in Exhibit D.

“Signing Date” means the date written on the first page of this Agreement.

“People's Education Factory” means the Printing Factory of People's Education Press, a state-owned enterprise incorporated and existing under the laws of the PRC, whose registered address is No. 44, Middle Beisanhuan Road, Haidian District, Beijing.

“The Cooperation Framework Agreement of People's Education Factory” means the “Cooperation Framework Agreement for the Cloud Data Center Project of the Printing Factory of People's Education Press” signed by Shanghai Rongyu and the People's Education Factory and other related parties on December 21, 2017 and its subsequent supplementary agreements.

“The Finance Loan Framework Agreement of People's Education Factory” means the “Framework Agreement on Financing Loans for the Cloud Data Center Project of the Printing Factory of People's Education Press” signed by Shanghai Rongyu and the People's Education Factory on December 21, 2017.

“RMB” means the legal tender of the PRC.

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Purchase Price” has the meaning set forth in Article 3.1.

“Taxation” means any and all applicable tax or taxes and fees charged and collected by Government Entity concerned.

“Applicable Laws” means, with respect to any Person, any and all provisions of any law, regulation, rule and regulatory documents publicly promulgated by any Government Entity applicable to such Person or its Affiliates or their respective assets.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Government Entity.

“Tianjin Zhongyunxin” means Tianjin Zhongyunxin Science & Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, whose registered office is Room 103, No.1 Second Street, Airport International Logistics Zone, Tianjin Pilot Free Trade Zone (Airport Economic Zone).

“Tianjin Zhongyunxin Shunyi” means Tianjin Zhongyun Xinshunyi Science & Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, whose registered office is Room 103, No.1 Second Street, Airport International Logistics Zone, Tianjin Pilot Free Trade Zone (Airport Economic Zone).

“Tianjin Zhongyunxin Share Purchase Agreement” means the “Share Purchase Agreement” signed by the Purchaser’s Affiliate(s) and the existing shareholders of Tianjin Zhongyunxin (and other related parties) for the purchase of all shares of Tianjin Zhongyunxin at the same time as the Signing Date.

[REDACTED]

“Final Payment” has the meaning set forth in Article 3.3.

“Final Payment I” has the meaning set forth in Article 3.3.

“Payment Date of Final Payment I” has the meaning set forth in Article 3.3.

“Final Payment II” has the meaning set forth in Article 3.3.

“Property” means the property where the Data Center is located, located in the industrial land with an area of 36158.58 square meters at No. 12 courtyard, Xiying Road, Shunyi District, Beijing, as well as the No. 1, No. 2 and No. 3 buildings on the industrial land (be separately or integrally used according to the case).

“Cost to Complete” has the meaning set forth in Article 3.1.

“Conditions Precedent” has the meaning set forth in Article 5.1.

“Business Day” means a day other than a Saturday, a Sunday, a statutory holiday in the PRC or a day on which banks in the PRC have the right or obligation to close business in accordance with the Applicable Laws.

“Landlord” means People's Education Factory, the owner of the land use rights and the Property where the Data Center is located as of the Signing Date.

[REDACTED]

“Intellectual Property” means (i) copyright, patents, know-how, confidential information, database rights, rights in trademarks, domain names and designs (whether registered or not); (ii) any application and rights to apply for any of the foregoing; and (iii) any other intellectual property and protected right equivalent or similar to the foregoing which exists anywhere around the world.

“Material Adverse Effect” means with respect to the Target Company and the Subsidiaries of the Target Company, any change, event, occurrence, fact, condition, alternation or development, individually or in the aggregate with any other circumstance, that is or could be reasonably expected to be materially adverse to the operations, financial condition, assets or liabilities of the Target Company and the Subsidiaries of the Target Company, or the ability to perform the obligations under the Transaction Documents by the Target Company and the Subsidiaries of the Target Company. [REDACTED]

“Government Entity” means any government or any agency, bureau, board, commission, court, department, political subdivision or tribunal of any government or its division or sub-division that exercises any power or authority customarily exercised by any governmental agency.

“Total Liabilities” has the meaning set forth in Article 3.1.

“PRC” means the People’s Republic of China, solely for purposes of this Agreement, excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“Total Estimate Valuation” has the meaning set forth in Article 3.1.

“Total External Power” has the meaning set forth in Article 5.1(12).

1.2	Interpretation
(1)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.
(2)	Articles, Exhibits and Others. References to this Agreement shall include any exhibits to it and references to Articles and exhibits are to articles of and exhibits to this Agreement.
(3)

A reference to a Party having a right.  For the avoidance of doubt, a reference in this Agreement to a Party having a right to do an act or thing shall be construed so that the Party shall not have an obligation to do that act or thing.

(4)	Including not Limiting. “Include”, “including” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.
2	Sale and Purchase of Shares

Subject to the provisions of this Agreement, the Sellers shall sell and the Purchaser shall purchase, all Shares of the Target Company.  Such Shares shall be free of any Encumbrance at the Closing Date and shall include all rights attaching to the Shares at and after the Closing Date.  For the avoidance of doubt, the Purchaser shall be entitled to all undistributed profits attaching to the Shares of the Target

Company at and after the Closing Date.

[REDACTED]

3	Purchase Price and Payment
3.1	Purchase Price

Subject to Article 3 and Article 4 of this Agreement, the total amount of the Purchase Price for the Target Company’s shares is RMB3,131,046,091 (the “Purchase Price”), and the Purchaser shall pay the Purchase Price to the Sellers in accordance with Article 3.3 of this Agreement, among which, the Purchaser shall pay 89.782 percent (89.782%) of the Purchase Price to Shanghai Rongyu,7.74 percent (7.740%) of the Purchase Price to Tianjin Shuntou, 2.477 percent (2.477%) of the Purchase Price to Tianjin Rongxin and 0.001 percent (0.001%) of the Purchase Price to Tibet Lingyu.

The Parties confirm that, subject to Article 3 of this Agreement, the amount of the Purchase Price is determined according to the following calculation formula:

The calculation formula of the Purchase Price is: Purchase Price = Total Estimated Valuation - Total Liabilities + Accounts Receivable for Closing + Cash – Cost to Complete

For the avoidance of doubt, for the purpose of this Agreement, the Total Estimated Valuation, Total Liabilities, Accounts Receivable for Closing, Cash and the Cost to Complete in the above formula shall be confirmed according to the following provisions:

1）Total Estimated Valuation: the Parties confirm that the total estimated valuation of the the Target Company and the Subsidiaries of the Target Company is estimated to be RMB 3,795,000,000;

2）Total Liabilities: all liabilities of the Target Company and the Subsidiaries of the Target Company as of the Closing Date [REDACTED]

3）Accounts Receivable for Closing: the accounts receivable of the Target Company and the Subsidiaries of the Target Company as of the Closing Date, [REDACTED];

4）Cash: the monetary funds and the monetary financial products included in the transactional financial asset account of the Target Company and the Subsidiaries of the Target Company as of the Closing Date. [REDACTED]

5）Cost to Complete: the cost to complete is the sum of a) and b), [REDACTED].

The Parties confirm that the Purchase Price provided in Article 3.1 is provisional based on the Total Liabilities, Accounts Receivable for Closing, Cash and Cost to Complete of the Target Company and the Subsidiaries of the Target Company as of August 31, 2021 estimated to be RMB [REDACTED], RMB [REDACTED], RMB [REDACTED] and RMB [REDACTED]  respectively, which is  subject to the adjustment of the Total Estimated Valuation, Total Liabilities, Accounts Receivable for Closing, Cash and item a) of Cost to Complete in accordance with Article 3.2 of this Agreement.

3.2	Purchase Price Adjustment
(1)

The Parties agree that the Purchaser will engage Deloitte to conduct specific due diligence on the total liabilities of the Target Company and the Subsidiaries of the Target Company as of the Closing Date (including without limitation, operation capital, accounts payable, financing loans and other liabilities to be borne by the Target Company or the Subsidiaries of the Target Company after the Closing Date as a result of facts and actions related to the operation of the Data Center before the Closing Date [REDACTED], the accounts receivable of the Target Company and the Subsidiaries of the Target Company as of the Closing Date, the cash of the Target Company and the Subsidiaries of the Target Company as of the Closing Date and [REDACTED], and the estimated preliminary due diligence results shall be issued at least [REDACTED] before the Closing Date (the “Preliminary Closing Financial Due Diligence”), and the cost of which shall be borne by the Purchaser.  The Purchaser shall confirm the amount of Total Liabilities, Accounts Receivable for Closing and Cash according to the results of the Preliminary Closing Financial Due Diligence, and calculate the amount of the Purchase Price according to Article 3.1, 3.2 (3), 3.2 (4) and 3.2 (5) of this Agreement.  The Purchaser shall pay the Purchase Price in accordance with Article 3.3 of this Agreement

(2)

The Parties agree that the Purchaser will engage Deloitte to issue a final report on the contents of the Preliminary Closing Financial Due Diligence (the “Final Closing Financial Due Diligence”) within [REDACTED] days after the Closing Date, and the cost of which shall be borne by the Purchaser.  The Purchaser shall provide the above-mentioned report to the Sellers, and the Sellers shall confirm the result of Final Closing Financial Due Diligence within [REDACTED] after receiving the report (the “Confirmation Period of Final Closing Financial Due Diligence”). If the Sellers have any objection to the result of the Final Closing Financial Due Diligence, the objection shall be raised within the Confirmation Period of Final Closing Financial Due Diligence and the relevant supporting documents shall be provided, and such objection shall be settled by the Parties through negotiation; if the Sellers do not raise an objection in accordance with the above requirements before the expiration of the Confirmation Period of Final Closing Financial Due Diligence, it shall be deemed that the Sellers agree with the result of the Final Closing Financial Due Diligence.  The Parties shall confirm the final amount of Total Liabilities, Accounts Receivable for Closing and Cash according to the result of the Final Closing Financial Due Diligence, and shall finally confirm the amount of Purchase Price according to the provisions of Article 3.1 and 3.2 (3), 3.2 (4) and 3.2 (5) of this Agreement.  If such amount is different from the amount calculated in Item (1) above, the actual Purchase Price payable by the Purchaser shall be adjusted accordingly, and the amount of the adjustment shall be reflected in the Final Payment payable.

The Parties further confirm that if the amount of item a) of the Cost to Complete cannot be finally confirmed before the completion of the Final Closing Financial Due Diligence, the final amount of the Purchase Price shall still be subject to the adjustment of the amount finally settled and confirmed after [REDACTED], and the adjustment shall be reflected in the Final Payment payable in accordance with the foregoing paragraph of this Article.

(3)	[REDACTED]
(4)	[REDACTED]
(5)

The Parties acknowledge that, if adjustments to the Purchase Price need to be made due to the reasons of the Government Entity or the Applicable Laws, the Parties may separately agree in writing to adjust the Purchase Price.

3.3	Payment Term
(1)	Subject to Article 3, Article 4 and Article 5, the Purchaser shall pay the Purchase Price according to the provisions below:
(a)	the Purchaser shall, within [REDACTED] Business Days after the Closing Date, pay the amount [REDACTED] by remittance to each Sellers’ bank account designated at least five (5) Business Days before the Closing Date (the “Sellers’ Account”) in a lump sum and in proportion to each Seller;
(b)	the Purchaser shall, within [REDACTED] Business Days after the later date of (i) the completion of the relevant vendor review process in accordance with Article 8.9 of this Agreement; and (ii) [REDACTED], pay the amount [REDACTED]to each Sellers’ bank account designated at least five (5) Business Days before the payment in a lump sum and in proportion to each Seller;
(c)	If, within [REDACTED], the Purchaser shall, within [REDACTED] Business Days after [REDACTED], pay the amount [REDACTED]to each Sellers’ bank account designated at least five (5) Business Days before the payment in a lump sum and in proportion to each Seller.

For the sake of clarity, if item (i) or (ii) of Article 3.3(1)(c) is not completed within [REDACTED] due to the Purchaser’s failure to provide full cooperation in accordance with the provisions of this Agreement, the Purchaser shall, within [REDACTED] Business Days after the expiration of the period otherwise agreed by the Sellers and the Purchaser, pay the amount of the Final Payment II to each Sellers’ bank account designated at least five (5) Business Days before the payment in a lump sum and in proportion to each Seller.

The Parties further confirm that if item (i) of Article 3.3(1)(c) is not completed but item (ii) of Article 3.3(1)(c) is completed within [REDACTED], the Purchaser shall [REDACTED].

(2)

The Target Company shall, within five (5) Business Days after the Closing Date, refund the security deposit [REDACTED] paid by the Purchaser in accordance with the Quotation Letter (the “Security Deposit”) to the bank account of GDS (Shanghai) Investment Co., Ltd.  designated at least five (5) Business Days in advance.

(3)

The Purchaser and the Sellers shall be respectively responsible for any and all income tax and other taxes payable by themselves in connection with the Proposed Transaction as required by Applicable Laws.

3.4	Deduction

For any amount payable by the Sellers to the Purchaser as a result of the Proposed Transaction, including but not limited to the amount the Purchaser entitled to deduct from the Purchase Price according to Article 3.2 of this Agreement, the amount of compensation for the losses of the Purchaser or the Target Company and the Subsidiaries of the Target Company caused by the Sellers’ breach of any obligation or guarantee under the Transaction Documents, and any amount payable by the Sellers to the Affiliate of the Purchaser in accordance with the Tianjin Zhongyunxin Share Purchase Agreement, the Purchaser shall be entitled to deduct such amount from the Final Payment payable by the Sellers.  Notwithstanding the foregoing, the Purchaser shall notify the Sellers and provide the Sellers with reasonable basis for deduction before making the above deduction.  The Seller may confirm the deduction proposed by the Purchaser within [REDACTED] Business Days after receiving the notice.  If the Sellers have any other solutions or any objections to the deduction proposed by the Purchaser, they may properly settle the relevant matters within [REDACTED] Business Days after receiving the notice, or could raise objection in writing with reasonable reason(s), and the Parties will negotiate in order to reach an arrangement satisfactory to the Purchaser.  If the Sellers fail to put forward a solution or raise objection in accordance with the above requirements within [REDACTED] Business Days after receiving the notice, or despite the fact that a solution or objection is proposed by the Sellers, the Sellers fail to properly solve the relevant matters in accordance with the above provision or reach other arrangements satisfactory to the Purchaser through negotiation,  the Purchaser may make deduction according to the contents of the notice.  For the avoidance of doubt, such deductions shall not limit or restrict the Purchaser’s right of any other claims under this Agreement.

4	Closing

4.1	Closing

Subject to the satisfaction of all the Conditions Precedent set out in Article 5.1 and all conditions precedent set out in Tianjin Zhongyunxin Share Purchase Agreement, or the waiver of the foregoing conditions precedent in accordance with this Agreement/Tianjin Zhongyunxin Share Purchase Agreement (as the case may be), the Closing shall take place remotely via the exchange of the documents and signatures set out in Exhibit B in [REDACTED] months after the Signing Date of this Agreement or on a date otherwise agreed by the Parties in writing.

Subject to the satisfaction of the relevant Conditions Precedent and the conditions precedent set out in Tianjin Zhongyunxin Share Purchase Agreement, or the waiver of the foregoing conditions precedent in accordance with this Agreement/Tianjin Zhongyunxin Share Purchase Agreement (as the case may be), the Sellers shall issue a written confirmation letter to the Purchaser to confirm that all the Conditions Precedent set out in Article 5.1 have been fulfilled (other than the item (3), (4), (6), (7), (8), (9) and (10) of the closing deliverables listed in in Exhibit B (1), provided that the Parties have reached agreement(s) on the pre-procedures and document content for completing the aforementioned change registration of the SAIC and have completed the signing (if necessary), and the contents of other closing deliverables that need to be handed over have been mutually agreed (subject to the contents of the delivery list agreed by the Parties at that time)).  If the Purchaser has any objection to the fulfillment of the Conditions Precedent, it shall raise such objection in writing with reasonable reasons within [REDACTED] Business Days after receiving the aforementioned written confirmation letter (the “Confirmation Period of the Conditions Precedent”).  If the Purchaser fails to raise any objection in writing within the Confirmation Period of the Conditions Precedent, it shall be deemed that the Purchaser has confirmed that the Conditions Precedent have been fulfilled.  If the Purchaser raises any objection in writing within the Confirmation Period of the Conditions Precedent in accordance with the aforementioned requirements, the Sellers shall improve the fulfillment of the Conditions Precedent, re-issue a written confirmation letter to the Purchaser and its Affiliate(s), and reapply the above-mentioned Confirmation Period of the Conditions Precedent.  On the next Business Day after the Purchaser issues the above written confirmation, the Sellers shall ensure that the Target Company and the Subsidiaries of the Target Company (if applicable) submit the application documents for change registrations related to the Proposed Transaction to the SAIC, and the Purchaser shall provide cooperation.  On the date of the completion of the SAIC change registration, the Sellers shall deliver all the closing deliverables that have not yet been delivered to the Purchaser in accordance with the requirements of this Agreement.  In this premise, the date on which all the shares of the Target Company and Tianjin Zhongyunxin are transferred to the Purchaser and the Purchaser’s Affiliate(s) and the SAIC change registrations are completed  (whichever is later) is the closing date (the “Closing Date”).

4.2	Obligations on the Closing Date

4.2.1

On or prior to the Closing Date, the Parties shall use their reasonable efforts to procure that the Conditions Precedent specified in Article 5.1 to be satisfied, and procure to obtain or deliver the closing deliverables specified in Exhibit B.  If one or more of the Conditions Precedent set forth in Article 5.1 are not fulfilled or satisfied, the Parties agree that the Purchaser shall have the right to:

(1)  waive such Condition(s) Precedent in its sole discretion in accordance with Article 5.2; or

(2)  postpone the Closing Date till such one or more of the Conditions Precedent are fulfilled or satisfied.

4.2.2

If the Closing has not been occurred within [REDACTED] months after the Signing Date (the “Long-Stop Date”), unless the Parties otherwise agree in writing, either of the Purchaser and the Sellers has the right to notify the other Parties to terminate this Agreement; but if either of the Purchaser or the Sellers fails to comply with this Agreement, the defaulting Party shall not be entitled to terminate this Agreement in accordance with the foregoing clause.  The Parties agree that if this Agreement is terminated in accordance with Article 4.2.2, the Target Company shall, within five (5) Business Days after the termination date of this Agreement, refund the Security Deposit to the bank account of GDS (Shanghai) Investment Co., Ltd.  designated at least five (5) Business Days in advance, and the Sellers shall, jointly and severally, be liable for this.  In addition, the Parties shall provide necessary assistance to procure that the Customer Contracts (if any) transferred to the Affiliate designated by the Purchaser shall be transferred back to the Target Company or any third party designated by the Target Company.

4.2.3

If the Closing has not been occurred as of the Long-Stop Date for reasons attributable to the Sellers’ fault and this Agreement is terminated in accordance with Article 4.2.2, the Sellers and the Target Company shall be, jointly and severally, liable to pay liquidated damages in an amount equal to [REDACTED] (the “Closing Liquidated Damages for Seller”) to the Purchaser.  The Sellers and the Target Company (if applicable) shall pay the Closing Liquidated Damages for Sellers to the Purchaser in full and in a lump sum within ten (10) Business Days after such termination.  The Parties agree and acknowledge that the amount of the Closing Liquidated Damages for Sellers has precisely reflected the reasonable calculation of any potential losses the Purchaser may suffer due to the reason that the Closing has not been completed or due to the Sellers’ above mentioned breaches, and therefore shall not be regarded as punitive damages.  For the sake of clarity, this clause shall not apply if, due to the reasons other than the fault of the Sellers (including the reasons of changes in Applicable Laws, Government Entity or relevant regulatory agencies or any other third-party reasons), the Closing has not been completed as of the Long-Stop Date and therefore this Agreement is terminated in accordance with Article 4.2.2 herein.

For the sake of clarity, the Parties confirm that [REDACTED]

4.2.4	If the Closing has not been occurred as of the Long-Stop Date for reasons attributable to the Purchaser’s fault and this Agreement is terminated in accordance with Article 4.2.2, the Purchaser shall be liable to pay liquidated damages in an amount equal to RMB [REDACTED] (the “Closing Liquidated Damages for Purchaser”) to the Sellers and the Target Company.  The Parties agree and acknowledge that the amount of the Closing Liquidated Damages for Purchaser has precisely reflected the reasonable calculation of any potential losses the Sellers may suffer due to the reason that the Closing has not been completed or due to the Purchaser’s above mentioned breaches, and therefore shall not be regarded as punitive damages.  For the sake of clarity, this clause shall not apply if, due to the reasons other than the fault of the Purchaser (including the reasons of changes in Applicable Laws, Government Entity or relevant regulatory agencies or any other third-party reasons), the Closing has not been completed as of the Long-Stop Date and therefore this Agreement is terminated in accordance with Article 4.2.2 herein.

5.	Conditions to Closing
5.1	Conditions Precedent

Subject to the Article 4 of this Agreement, Closing of the transactions shall be conditional upon the fulfillment of the following conditions (the “Conditions Precedent”), unless waived by the Purchaser in accordance with Article 5.2 hereof.

(1)	Technical Rectification: The Target Company and the Subsidiaries of the Target Company have completed all rectification requirements as set forth in Exhibit I to this Agreement;
(2)	Delivery of Closing Deliverables: The Sellers and the Purchaser shall have delivered or procured the delivery to each other of the required closing deliverables as listed in Exhibit B (1);
(3)

Warranties: All the Warranties are true, accurate, complete and not misleading on the Signing Date of this Agreement and remain to be true, accurate, complete and not misleading by reference to the facts and circumstances as at the Closing Date;

(4)

Performance: The Sellers and the Target Company shall have performed and complied with all Warranties, covenants and obligations contained in the Transaction Document that such Parties are required to perform or comply with on or prior to the Closing Date;

(5)

No Material Adverse Effect: There shall be no and no reasonable expectation of the occurrence of any Material Adverse Effect up to the Closing Date, including that the Target Company and the Subsidiaries of the Target Company have continued their normal business activities in accordance with the status quo  of the date of the Quotation Letter (for clarity, if there is any inconsistency between such status quo and the contents of the factual statements in Exhibit F, the factual statements in Exhibit F shall prevail) until the completion of the Proposed Transaction; the Sellers, the Target Company and the Subsidiaries of the Target Company have not taken any actions other than normal business activities which could have a Material Adverse Effect on the Target Company and the Subsidiaries of the Target Company;

(6)

Consents: All Consents required for the completion and achievement of the Proposed Transaction (including the registration/filing procedures of the SAIC and Taxation in relation to the share transfer as required by Applicable Laws, [REDACTED]) have been duly obtained or performed in accordance with Applicable Laws or relevant agreements; among which the Parties acknowledge that, in respect of Consents (if any) which are not required to be obtained or performed by the Sellers, the Target Company and the Subsidiaries of the Target Company under Applicable Law or relevant agreements, no matter whether such Consents are obtained or performed or not the Purchaser will not hold the Sellers liable for any breach of contract in respect thereof.;

(7)	[REDACTED];
(8)	[REDACTED];
(9)	[REDACTED];
(10)	[REDACTED];
(11)	[REDACTED];
(12)	[REDACTED];
(13)

Settlement of Affiliate Loan: The Target Company and Subsidiaries of the Target Company have cleared all loans with the Affiliate(s), except for the loans between the Target Company and the Subsidiaries of the Target Company, the Target Company and Tianjin Zhongyunxin, and the Subsidiaries of the Target Company and Tianjin Zhongyunxin;

(14)	[REDACTED];
(15)	[REDACTED];
(16)	[REDACTED];
(17)	Employees: The Target Company and Subsidiaries of the Target Company have terminated their employment relationships with all employees as required by the Purchaser;
(18)	[REDACTED];
(19)	[REDACTED].
5.2	Non-satisfaction/Waiver

The Purchaser, in its sole discretion, shall have the right to, by sending a notice to the Sellers, waive any one or more of the Conditions Precedent, in whole or in part, conditionally or unconditionally.

6	Representations and Warranties
6.1

Except for the matters otherwise disclosed in the Disclosure Schedule in Exhibit D hereto, the specific defective matters disclosed in this Agreement other than in the Disclosure Schedule and the matters occurring pursuant to the contents of the Transaction Documents (such Disclosure Schedule shall be provided to the Purchaser on the Signing Date and the Disclosure Schedule shall be updated three (3) Business Days prior to the Closing Date with respect to matters occurring or likely to occur between the Signing Date and the Closing Date, provided that the relevant contents and updates have been accepted by the Purchaser), the Sellers warrant to the Purchaser that each of the Warranties contained in Exhibit C hereto is true, accurate, complete and not misleading at the Signing Date of this Agreement, except to the extent that the relevant Warranty expressly applies to the Closing Date. Immediately before the Closing, the Sellers also warrant to the Purchaser that each Warranty is true, accurate, complete and not misleading by reference to the facts and circumstances as at the Closing Date.  For this purpose only, where there is an express or implied reference in a Warranty to the “Signing Date of this Agreement”, that reference is to be construed as a reference to the Closing Date, except for representations and Warranties specifically identified as other specific dates.  Each Warranty is to be construed independently and (unless otherwise provided in this Agreement) is not limited by provisions of this Agreement or another Warranty.  For the avoidance of doubt, the disclosures in the Disclosure Schedule in Exhibit D which are accepted by the Purchaser (for clarity, the Purchaser's execution of this Agreement shall be deemed to be the Purchaser's consent of the Disclosure Schedule as of the Signing Date of this Agreement, and any subsequent updates to the Disclosure Schedule by the Sellers (if any) pursuant to the foregoing agreement shall be separately confirmed in writing by the Purchaser as to its consent) shall not be deemed to be a breach of Warranty by the Sellers.  With respect to the specific warranty provisions to which referred by the contents of the Disclosure Schedule, the Sellers will not be liable to the Purchaser for any and all claims, losses, damages, liabilities, costs and expenses arising out of the specific matters or contents of such disclosure; with respect to specific defective matters disclosed in this Agreement other than in the Disclosure Schedule, the Sellers will also not be liable to the Purchaser for any and all claims, losses, damages, liabilities, costs and expenses, etc. arising out of such disclosed specific defective matters.

All Parties hereby confirm that for all Warranties contained in Exhibit C, where there is an express or implied reference to the “Target Company”, that reference is to be construed as including a reference to the “Target Company and/or Subsidiaries of the Target Company” (subject to necessary adjustments as applicable), unless the relevant Warranty has stipulated otherwise in respect of the "Subsidiaries of the Target Company".  In addition, if the cancellation of Tianjin Zhongyunxin Shunyi has been completed in accordance with Applicable Law, the relevant Warranty shall not apply to Tianjin Zhongyunxin Shunyi.

6.2

The Sellers acknowledge that the contents of the factual statements in Exhibit F hereto are essential to the Purchaser's decision with respect to the Proposed Transaction and that such statements of fact are an integral part of the Warranty. [REDACTED]

6.3	[REDACTED]
6.4

In the event that after the Closing Date, the Target Company or the Subsidiaries of the Target Company retains any of its directors, officers or employees as of the Closing Date, the Sellers covenant that they will not claim against the directors, officers or employees of the Target Company or the Subsidiaries of the Target Company due to the misrepresentations, inaccuracies or omissions in the information or suggestions provided by the directors, officers or employees of the Target Company or the Subsidiaries of the Target Company when assisting the Sellers in making representations and Warranties.

7	Pre-Closing Covenants
7.1	The Sellers shall procure that, from the Signing Date to the Closing Date:
(1)

The Target Company and the Subsidiaries of the Target Company shall use their best efforts to: (i) conduct the business with a view to growth in the ordinary course and in accordance with past practice; (ii) preserve intact its present business organization; (iii) maintain in effect and no change of all of the Consents that have been obtained; (iv) maintain satisfactory relationships with the related parties having material business relationships with it; (v) maintain books and records in accordance with past practice, and (vi) comply with all its signed contracts and agreements.

(2)	Without limiting the generality of the foregoing, except with the written consent of the Purchaser, the Target Company and the Subsidiaries of the Target Company shall not:
(i)	change its corporate management structure;
(ii)	increase or decrease its registered capital or share capital;
(iii)	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favorable than the date of this Agreement;
(iv)	incur any capital expenditures or any obligations or liabilities or any supply credit;
(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;
(vi)	sell, lease or otherwise transfer, or create or incur any Encumbrance on, any of its equity interests, assets, properties, interests or businesses;
(vii)	make any loans, advances or capital contributions to, or investments in, any other Person;
(viii)	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees [REDACTED] );
(ix)

change any Consent that has been obtained in connection with the construction and operation of the Data Center, or conduct any other act that may cause such Consent to material and adverse change or have Material Adverse Effect on such Consent;

(x)[REDACTED].

(xi)	do any act or thing which may result in any material change in the nature or scope of the operations;
(xii)

enter into any agreement or arrangement that limits or otherwise restricts it or any successor to it or that could, after the Closing, limit or restrict it, the Purchaser or any Affiliates of the Purchaser, from engaging or competing in any line of business, in any location or with any Person;

(xiii)	sign, modify, amend or terminate any contract (other than for the purpose of satisfying the Conditions Precedent);
(xiv)

delay making payment of any trade debt beyond the date of expiry of the credit period authorized by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

(xv)

settle, or offer or propose to settle, (a) any litigation, investigation, arbitration, proceeding or other claim involving or against it, (b) any shareholder litigation or dispute against it or any of its officers or directors or (c) any litigation, arbitration, proceeding or dispute that relates to the Proposed Transactions contemplated hereby;

(xvi)	change the policies and methods of accounting, except as required by concurrent changes in the PRC GAAP;
(xvii)	do any act or thing that would have Material Adverse Effect on the operation or financial condition of the Target Company and/or the Subsidiaries of the Target Company;
(xviii)

affixing the official seal, financial seal, contract seal, legal representative's signature seal and other seals capable of representing the Target Company and/or the Subsidiaries of the Target Company on any written documents or information related to the aforementioned acts or things; and

(xix)	consent, resolve or undertake to do any of the foregoing acts or things.
(3)	From the Signing Date to the Closing Date, except with the prior written consent of the Purchaser, the Sellers shall not:
(i)	dispose of any interest in the Sellers’ Shares or do any act or thing that may subject the Sellers’ Shares to any Encumbrance;
(ii)	adopt any resolution other than a resolution relating to the execution, delivery, effectiveness and performance of this Agreement and the consummation of the Proposed Transactions hereunder; and
(iii)	do or omit to do, procure or allow to do or omit to do any act or thing which would result (or be likely to result) in a breach of any of the Warranties (if the Warranties were restated at the Closing Date).

7.2

From the Signing Date to the Closing Date, the Sellers, the Target Company and the Subsidiaries of the Target Company shall procure that the Purchaser, their agents and representatives to be given full access to the assets, operation and books and records of the Target Company and the Subsidiaries of the Target Company in an arrangement and manner to be agreed upon by the Sellers and the Purchaser.  The Sellers and Target Company shall provide such information regarding the businesses and affairs of the Target Company and the Subsidiaries of the Target Company as the Purchaser may reasonably require.

7.3	[REDACTED].
7.4	[REDACTED]
7.5

The Sellers shall notify the Purchaser in writing of any changes or potential changes in respect of the information set forth in Exhibit C and Exhibit D within [REDACTED] Business Days from the time when the Sellers are aware of any of such changes or potential changes.

7.6	The Parties agree that prior to the Closing Date, the Sellers, the Target Company and the Subsidiaries of the Target Company shall continue to be responsible for [REDACTED]
8	Post-Closing Covenants
8.1	General Covenant after the Closing

All Parities covenant to continue fully performing any of their obligations and undertakings set out in this Agreement, including without limitation, to comply with PRC anti-corruption related laws and U.S Foreign Corrupt Practices Act during the process of fulfilling the foregoing obligations and undertakings, and to provide all necessary assistance and cooperation to give effect to such obligations and undertakings after the Closing.  The Parties further agree to execute, make, acknowledge, and deliver such instruments, agreements and other documents as may be reasonably required or mandatory under the Applicable Law to effectuate the purposes of this Agreement.

8.2	Non-Solicitation

The Sellers covenant to the Purchaser that they shall not and shall procure that their Affiliates not:

(i)

for a period of three (3) years from the Closing induce or attempt to induce any director or key employee of the Target Company or the Subsidiaries of the Target Company to leave his/her employment with the Target Company or the Subsidiaries of the Target Company;

(ii)

for a period of three (3) years from the Closing induce or attempt to induce any supplier of the Target Company or the Subsidiaries of the Target Company to cease to supply, or to restrict or vary the terms of supply, to the Target Company or the Subsidiaries of the Target Company; and

(iii)

make use of or (save as required by, or to comply with, Applicable Law) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of the Target Company and the Subsidiaries of the Target Company .

8.3	Waiver of Claims; Release

Except as otherwise agreed in the relevant Transaction Documents for the Proposed Transaction, the Sellers hereby and procure their Affiliates to release and forever discharge the Target Company and the Subsidiaries of the Target Company of and from any and all actions, causes of action, suits, debts, covenants, contracts, controversies, agreements, promises, claims of damages, judgments, executions, claims and demands of every type and nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, that the Sellers or their Affiliates have, to the extent arising from or in connection with the Transaction Documents and other transactions contemplated thereby or any facts or circumstances existing on or prior to the Closing Date.

8.4	Liabilities of Agreement Breach

After the Closing Date, if the Target Company, the Subsidiaries of the Target Company and/or the Purchaser suffer any loss due to the failure of the Target Company and/or the Subsidiaries of the Target Company to perform the contractual obligations in accordance with the contract to which the Target Company and/or the Subsidiaries of the Target Company is a party before the Closing Date[REDACTED], the Sellers undertake to fully compensate the Target Company, the Subsidiaries of the Target Company and/or the Purchaser subject to the Article 11.2 hereof.

8.5	[REDACTED]
8.6	[REDACTED]

[REDACTED].

The Parties agree that if [REDACTED], the Purchaser shall pay to the Sellers an earn-out amount in the form of a lump sum in cash to an account designated by the Sellers on the expiration of [REDACTED] after the later of the Closing Date or the date on which [REDACTED]. The amount of the earn-out shall be equal to RMB 500,000,000, deducting [REDACTED] (the "Earn-out Amount").The Purchaser shall not be required to pay any Earn-out Amount to the Sellers if [REDACTED].

[REDACTED], then subject to the provisions of Article 3.4 and 11.2 of this Agreement, the Sellers undertake to indemnify the Project Company and/or the Purchaser (including its Affiliates) for all actual losses suffered by the Project Company and/or the Purchaser (including its Affiliates) within [REDACTED].

8.7	[REDACTED]
8.8	Business Operation

If the Target Company, the Subsidiaries of  the Target Company and/or the Purchaser suffer any loss after the Closing Date as a result of the failure of the Target Company and/or the Subsidiaries of the Target Company to conduct business in accordance with the Applicable Laws (excluding the relevant noncompliance disclosed under this Agreement (including without limitation the Disclosure Schedule) prior to the Closing Date, subject to the provisions under Article 11.2 of this Agreement, the Sellers undertake to indemnify the Target Company, the Subsidiaries of the Target Company and/or the Purchaser for all losses suffered thereof.

[REDACTED].

8.9	Relationship Maintenance

Within [REDACTED] after the Closing Date, the Sellers undertake to provide the Purchaser and the Project Company with necessary and reasonable assistance to maintain the good relationship between the Project Company and [REDACTED]

8.10	Use of Trade Name

The Sellers agree that the Target Company and the Subsidiaries of the Target Company shall have the right to continue using their trade names after the Closing Date, and that it shall (1) prompt the Sellers or their Affiliates not to bring any claim or challenge against the Target Company and the Subsidiaries of the Target Company regarding the act of continuing using their trade names; (2) provide necessary assistance to the Target Company for ensuring such rights of the Target Company and the Subsidiaries of the Target company; and (3) ensure that the Target Company and the Subsidiaries of the Target Company continuing using their trade names without being affected by the Proposed Transaction.

8.11	[REDACTED]

The Sellers agree to provide necessary reasonable assistance, to cooperate with the Target Company to complete [REDACTED] within [REDACTED], and obtain all Consents [REDACTED].

8.12	[REDACTED]
8.13	[REDACTED]
8.14	[REDACTED]
9	Exclusivity

During the period between the Signing date and the Closing Date or the next day of the termination date (whichever is earlier) or other dates determined by the Parities in writing (the “Exclusivity Period”), the Sellers shall conduct the Proposed Transaction with the Purchaser on an exclusive basis.  The Sellers hereby represent and warrant that the Sellers are not be subject to any transactions (including without limitation to the transactions in relation to the Target Company, the Subsidiaries of the Target Company or the Data Center) in relation to the Proposed Transaction with the Purchaser, including but not limited to the potential sale, transfer and/or financing arrangement, or any limitations in other agreements in relation to the Proposed Transaction.  The Sellers also undertake that they will not voluntarily solicit the interest, initiate any discussion, make any agreement or conduct any other acts with the similar nature with any other third parties with respect to any transactions in relation to the Proposed Transaction (including without limitation, any transactions in relation to the Target Company, the Subsidiaries of the Target Company or the Data Center) with the Purchaser, including but not limited to the sale and/or transfer of the whole or part of the assets, the change of controller and/or financing arrangement, or any substantially similar arrangement.

10	Confidentiality
10.1	Each Party may make available to the other Parties such information reasonably required by such Party to complete the Proposed Transaction.
10.2

The terms of this Agreement and other Transaction Documents, discussions conducted in connection with the Proposed Transaction and information provided by any Party to the other Parties (collectively hereinafter “Confidential Information”), are strictly confidential; provided that such Confidential Information may be disclosed to professional advisers, suppliers, employees and Affiliates on a need-to-know basis; provided further that, first they shall be apprised of their confidential nature and those advisers, suppliers, employees and Affiliates are subject to similar confidentiality obligations.  Except as required by Applicable Laws (including rules of the stock exchanges), legal process or requirement by the relevant government authority, neither Party hereto nor any of their respective representatives, will make any public statements, announcements or press releases with respect to the matters contemplated by this Agreement, or otherwise in connection with the Proposed Transaction, without the prior written Consent of the other Parties, consultation in advance with the other Parties concerning the reasons for and content of such statements, announcements or press releases, and without first obtaining the Consent of other Parties to the draft.

10.3

Notwithstanding any provision mentioned above, after the Closing Date, the Purchaser could make any announcement concerning the Target Company, the Subsidiaries of the Target Company, or the operation, business or assets, provided that the Purchaser shall negotiate with the Sellers regarding the content of such announcement in advance.

11	Liabilities for Breach
11.1	If the Purchaser fails to pay any of the Purchase Price and/or Earn-out Amount in accordance with the provisions of this Agreement, and such payment has still not been made by the Purchaser within [REDACTED] Business Days after the date on which the Sellers notify the Purchaser to perform its payment obligations in writing, the Purchaser shall pay the relevant liquidated damages for the overdue payment.  The amount of liquidated damages shall be calculated as follows : [REDACTED]

11.2

Except as otherwise expressly agreed in this Agreement,  the Sellers and their Affiliates shall, jointly and severally, indemnify and hold harmless the Purchaser for all losses, damages, claims, liabilities, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses incurred prior to the Closing) suffered or incurred by the Purchaser, the Target Company or the Subsidiaries of the Target Company, arising out of or relating to any breach by the Sellers and their Affiliates of any representations, warranties, covenants, undertakings or obligations made by the Sellers set forth in this Agreement or any other Transaction Documents, provided that the Purchaser shall notify the Sellers in writing after knowing such event of default and the Sellers fail to remedy such default within [REDACTED] days after receiving such written notice.

Under any circumstances, the total amount of liabilities that the Sellers and existing shareholders of Tianjin Zhongyunxin shall be liable to the Purchaser, the Target Company and the Subsidiaries of the Target Company in accordance with this Agreement and the Tianjin Zhongyunxin Share Purchase Agreement (including without limitation, liabilities for damages and expenses incurred under Article 6.2, 8.4, 8.6, 8.7, 8.8, 8.12 and 8.13 of this Agreement) shall be: [REDACTED]

11.3

Except as otherwise expressly agreed in this Agreement, the Purchaser shall, jointly and severally, indemnify and hold harmless the Sellers, the Target Company and the Subsidiaries of the Target Company for all losses, damages, claims, liabilities, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses incurred prior to the Closing) suffered or incurred by the Sellers, the Target Company or the Subsidiaries of the Target Company arising out of or relating to any breach by the Purchaser and its Affiliate of any representations, warranties, covenants, undertakings, or obligations made by the Purchaser set forth in this Agreement or any other Transaction Documents, provided that the Sellers shall notify the Purchaser in writing after knowing such event of default and the Purchaser fails to remedy such default within [REDACTED] days after receiving such written notice.  For avoidance of any doubt, the Purchaser shall be only liable for indemnifying and holding harmless the Target Company and the Subsidiaries of the Target Company for the relevant damages suffered or incurred prior to the Closing Date.

12	Miscellaneous
12.1	Binding Effect; Assignment

This Agreement shall be binding upon and shall be enforceable by each Party, its successors and permitted assignees.  None of the Parties hereto shall assign all or part of its rights and/or obligations under this Agreement without prior written consent from the other Parties.

12.2	Governing Law and Dispute Resolution
(1)	This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.
(2)

If a dispute arises among the Parties in connection with this Agreement, the Parties shall use their reasonable endeavors to resolve the matter amicably upon any of the Parties’ written request.  In the event that the dispute cannot be resolved within thirty (30) days after the serving of the written request, any Party may submit such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration and shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration.  The seat of arbitration shall be Beijing and the arbitral tribunal shall consist of three arbitrators, among whom, one arbitrator shall be designated by the Purchaser, one arbitrator shall be jointly designated by the other Parties and the remaining one arbitrator shall be jointly designated by the two arbitrators designated in accordance with the abovementioned method.  The arbitration proceeding shall be conducted in Chinese.  The arbitral award is final and binding upon all Parties.  The costs of arbitration, including fees for legal counsel, shall be borne by the losing party, unless otherwise determined by the arbitration award.

12.3	Amendments

Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived, discharged or terminated only in writing signed by each of the Parties.

12.4	Notices

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the address given for such Party below in this Article 12.4 (or any other address specified by such Party by serving a notice to all other Parties), or sent by email to the email addresses listed below, and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, three (3) calendar days after delivery to or pickup by the overnight courier service, or if sent by email, when so delivered to the recipient mailbox.

Notices under this Agreement shall be sent to the Parties at the address and for the attention of the individual set out below:

Purchaser

Address: 10th Floor, No.A, Borui Building, No. Jia 26 North Dongsanhuan Road, Chaoyang District, Beijing, China

Telephone: [REDACTED]

Email: [REDACTED]

Recipient：[REDACTED]

Sellers

Address: 15th Floor, Jinbao Building, Jinbao Street, Dongcheng District, Beijing, China

Telephone: [REDACTED]

Email: [REDACTED]

Recipient：[REDACTED]

Target Company and Subsidiaries of the Target Company

Address: 15th Floor, Jinbao Building, Jinbao Street, Dongcheng District, Beijing, China

Telephone: [REDACTED]

Email: [REDACTED]

Recipient：[REDACTED]

12.5	Termination Effect

The termination of this Agreement shall not affect the rights and obligations of any Party arising under this Agreement prior to the termination.  Article 10 (Confidentiality), Article 11 (Liabilities for Breach), Article 12.2 (Governing Law and Dispute Resolution) and Article 12.4 (Notices) shall remain in force after the termination of this Agreement.

12.6	Entire Agreement

This Agreement (including its exhibits) and the rest of the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements.  This Agreement shall prevail over any simplified version of agreements or documents (if applicable) signed after the execution of this Agreement, made in accordance with the contents and principles of this Agreement, and prepared solely for the purpose of completing the registration filing of transfer of the shares.

12.7	Severability

If any provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the fullest extent permitted by Applicable Law.  Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly gives effect to the original intent of unenforceable provision.

12.8	Remedies Cumulative

The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

12.9	Counterpart Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.10	Expenses

Unless expressly provided for otherwise in this Agreement, each Party hereto shall bear its own legal and professional fees, Taxation, costs and expenses incurred in the negotiation, preparation, execution and closing of this Agreement and all documents and transactions contemplated hereunder.

12.11	Language

This Agreement shall be executed in Chinese.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Beijing Yize Data Science & Technology Co., Ltd

Signature:

Name:

Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Shanghai Rongyu Investment Management Center (Limited Partnership)

Signature:

Name:

Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Shuntou (Tianjin) Technology Development Partnership (Limited Partnership)

Signature:

Name:

Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Tianjin Rongxin Business Management Partnership (Limited Partnership)

Signature:

Name:

Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Tibet Lingyu Venture Capital Management Co., Ltd

Signature:

Name:

Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Zhongyunxin Science & Technology Co., Ltd

Signature:

Name:

Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Beijing Zhongyunxin Shunyi Data Science & Technology Co., Ltd

Signature:

Name:

Title:

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

Tianjin Zhongyunxin Data Co., Ltd

Signature:

Name:

Title:

[REDACTED]